Exhibit 5

Scudder Advisor Funds

(formerly BT Investment Funds)

Amended Plan in Accordance with Rule 18f-3

This plan is applicable to each series of Scudder Advisor Funds (the “Trust”). Unless otherwise determined by the Trust’s Board of Trustees, each future series of the Trust may issue multiple classes of shares in accordance with this plan. Each series of the Trust, including any series established in the future, is referred to herein as a “Fund.”

Except as set forth below, each class of shares of each Fund will have the same relative rights and privileges, including the right to have distributions calculated in the same manner and at the same time as all other classes, and be subject to the same fees and expenses. Expenses relating to different arrangements for shareholder services or the distribution of shares, or both, shall be allocated to and paid by that class. A class may pay a different share of the other expenses, not including advisory or custodial fees or other expenses related to the management of a Fund’s assets, if such expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. For example, printing, postage and other expenses incurred in connection with any meeting of shareholders of a particular class, and litigation expenses incurred with respect to matters affecting only a particular class shall be allocated to that class. Further, expenses attributable to two or more classes shall be allocated to such classes at the same time. All other expenses of a Fund shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the forgoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permited under Rule 18f-3 of the Investment Company Act of 1940, as amended.

The Trust’s Board of Trustees may determine in the future that other allocations of expenses or other services to be provided to a class of shares are appropriate and amend this Plan accordingly without the approval of shareholders of any class. Unless a class of shares is otherwise designated, it shall have the terms set forth below for Institutional Shares. Except as set forth in a prospectus of the Trust, shares may be exchanged only for shares of the same class of another Fund.

Institutional Shares

Institutional Shares are sold at net asset value without a sales charge and are sold subject to the minimum purchase requirements set forth in the relevant prospectuses of the Trust. Institutional Shares shall be entitled to the shareholder services set forth from time to time in the Trust’s prospectuses with respect to Institutional Shares.

Premier Shares

Premier Shares are sold at net asset value without a sales charge and are sold subject to the minimum purchase requirements set forth in the relevant prospectuses of the Trust. The minimum purchase requirements for the Premier shares of a fund are typically higher than those for the Institutional shares, if any, of the same fund. Premier Shares shall be entitled to the shareholder services set forth from time to time in the Trust’s prospectuses with respect to Premier Shares.

Investment Shares

Investment Shares are sold at net asset value without a sales charge and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Investment Shares shall be entitled to the shareholder services set forth from time to time in the Trust’s prospectuses with respect to Investment Shares.

Class A Shares

Class A Shares are sold at net asset value with a front-end sales charge and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Investors that purchase Class A Shares that fall within a class described as set forth in the relevant Trust prospectuses may be permitted to purchase Class A shares at net asset value with no initial sales charge; but if these shares are redeemed within a specified period after their purchase as set forth in the relevant Trust prospectuses, a contingent deferred sales charge may be imposed. Class A Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the relevant Trust prospectuses. Class A Shares shall be entitled to the shareholder services set forth from time to time in the Trust’s prospectuses with respect to Class A Shares.

Class B Shares

Class B Shares are sold at net asset value and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Class B Shares redeemed within a specified period after their purchase as set forth in the relevant Trust prospectuses will be subject to a contingent deferred sales charge. Class B Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the relevant Trust prospectuses. Class B Shares will be subject to a shareholder servicing fee under a Service Plan as described in the Trust’s prospectuses. Class B Shares held by an investor will convert automatically to Class A Shares after the investor has held such Class B Shares for a period of time, which period shall be specified in the Trust’s prospectuses with respect to Class B Shares. Class B Shares shall be entitled to the shareholder services set forth from time to time in the Trust’s prospectuses with respect to Class B Shares.

Class C Shares

Class C Shares are sold at net asset value with a front-end sales charge and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Class

C Shares redeemed within a specified period after their purchase as set forth in the relevant Trust prospectuses will be subject to a contingent deferred sales charge. Class C Shares will be subject to a shareholder servicing fee under a Service Plan as described in the Trust’s prospectuses. Class C Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the relevant Trust prospectuses. Class C Shares shall be entitled to the shareholder services set forth from time to time in the Trust’s prospectuses with respect to Class C Shares.

Class R Shares

Class R Shares are sold at net asset value and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Class R Shares will be subject to distribution and/or service fees imposed under a Rule 12b-1 plan as set forth in the relevant Trust prospectuses.

Class S Shares

Class S Shares are sold solely to certain investors at net asset value without a front-end sales charge and are sold subject to the minimum purchase requirements set forth in the relevant Trust prospectuses. Class S shares redeemed within a specified period after their purchase as set forth in the relevant Trust prospectuses are not subject to a contingent deferred sales charge. Class S shares are not subject to distribution or service fees.

Class AARP Shares

Class AARP Shares are sold solely to members of the American Association of Retired Persons without a front-end sales charge and are sold subject to minimum purchase requirements set forth in the relevant Trust prospectuses. Class AARP shares redeemed within a specified period after their purchase as set forth in the relevant Trust prospectuses are not subject to a contingent deferred sales charge. Class AARP shares are not subject to distribution or services fees.

Date Most Recently Amended: October, 2004